Exhibit 4.2

VARONIS SYSTEMS, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

February 24, 2011

VARONIS SYSTEMS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Third Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of February 24, 2011 (the “Effective Date”) by and among Varonis Systems, Inc., a Delaware corporation (the “Company”), the persons identified on Exhibit A attached hereto (the “Investors”), and the persons identified on Exhibit B attached hereto (the “Founders”). Capitalized terms used in this Agreement have the meanings ascribed to them in Section 4.1.

Recitals

A. In connection with the sale and issuance of its Series D Preferred Stock, the Company entered into a Second Amended and Restated Investors’ Rights Agreement, dated as of December 22, 2008, with the Founders and the purchasers of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company (the “Prior Agreement”).

B. The Company and certain Investors (the “Series E Investors”) are entering into a Series E Preferred Stock Purchase Agreement, dated as of the date hereof, as may be amended (the “Series E Purchase Agreement”), pursuant to which the Company will sell, and the Series E Investors will purchase, shares of Series E Preferred Stock of the Company.

C. The obligations of the Company and the Series E Investors under the Series E Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Company, the Investors and the Founders.

D. Section 4.2 of the Prior Agreement provides that the written consent of the Company and the Investors and Founders holding a majority of the Registrable Securities (as defined therein) are required to amend the Prior Agreement. The Company, the Founders and certain stockholders who together hold not less than a majority of the Registrable Securities (as defined in the Prior Agreement) now desire to amend and restate the Prior Agreement in its entirety in order to add the Series E Investors as parties and to make certain other changes.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree to amend and restate the Prior Agreement to read in its entirety as follows:

Section 1

Restrictions on Transferability of Securities; Registration Rights

1.1 Restrictions on Transfer

(a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 1.1, and:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and such Holder shall have furnished, if requested, the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or retired partners in accordance with partnership interests, (B) a corporation to its stockholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, (D) to the Holder’s family member or trust for the benefit of any such individual Holder, or (E) to a direct or indirect affiliate of the Holder, provided the transferee will be subject to the terms of this Section 1.1 to the same extent as if such transferee were an original Holder hereunder.

(b) In addition to the legend described in the Right of First Refusal and Co-Sale Agreement among the Company, the Investors and the Founders, each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE ACT, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

(c) The Company shall be obligated to reissue unlegended certificates at the request of any holder thereof if the holder shall have (i) obtained an opinion of counsel at such Holder’s expense (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend and (ii) delivered such securities to the Company or its transfer agent.

(d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

1.2 Demand Registration

(a) Demand for Registration. If the Company shall receive at any time after the earlier to occur of (a) January 1, 2012 or (b) six (6) months following the Company’s initial offering of its securities to the general public, a written request by the Initiating Holders that the Company file a Registration Statement on Form S-l with respect to the Shares held by such requesting Initiating Holders, the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, and in any event within 45 days after the date such request is delivered by the Initiating Holders, file a Registration Statement on Form S-l under the Securities Act covering all of the Registrable Securities that the Initiating Holders specify in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company, and use all reasonable best efforts to cause such registration statement to become effective as soon as possible thereafter. Notwithstanding anything to the contrary contained herein, if the registration requested is to be an underwritten offering and if the underwriters have not limited the number of Registrable Securities to be underwritten, the Company shall be entitled, at its election and subject to the provisions of Sections 1.2(d) and 1.12 hereof, to join in any such registration with respect to securities to be offered by it or any other party.

The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.2:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) After the Company has initiated two (2) such registrations pursuant to this Section 1.2(a) and such registrations have been declared or ordered effective;

(C) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(D) If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.4; and

(E) If the Company and the Initiating Holders are unable to obtain the commitment of an underwriter to firmly underwrite the offer.

(b) Notwithstanding the foregoing, if the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such period.

(c) Underwriting. The right of any Holder to registration pursuant to Section 1.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting.

(d) Procedures. If the Company shall request inclusion in any registration pursuant to Section 1.2 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 1.2, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting. The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters shall be reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.2, if the representative of the underwriters advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 1.12 hereof. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.

1.3 Company Registration

(a) If the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (1) a registration relating solely to employee benefit plans, (2) a registration relating to the offer and sale of debt securities, (3) a registration relating to a corporate reorganization or other transaction on Form S-4 or (4) a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.3(b) below, and in any underwriting involved therein, all of the Registrable Securities held by the Holders and the Other Stockholders specified in a written request made by any such Holder or Other Stockholder and received by the Company within twenty (20) days after the written notice from the Company described in clause (i) above is mailed or delivered by the Company. Such written request may specify all or a part of the requesting party’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and any Other Stockholders) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 1.3, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all Holders, and the number of securities that are entitled to be included in the registration and underwriting shall be allocated as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Investors requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Investors, on an as-converted to Common Stock basis, (iii) third, to the Founders requesting to include Common Stock in such registration statement based on the pro rata percentage of Common Stock held by such Founders, and (iv) fourth, to Other Stockholders requesting to include their securities in such registration statement based on the pro rata percentage of the securities held by such Other Stockholders. Notwithstanding the foregoing, in no event shall the amount of securities of the Holders requesting to include Registrable Securities in such registration statement be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders may be entirely excluded if the underwriters make the determination that marketing factors require a limitation on the number of shares to be underwritten and no other stockholder securities are included in such offering. If any Holder or Other Stockholder does not agree to the terms of such underwriting, such Holder or Other Stockholder shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriter(s) may round the number of shares allocated to any Holder to the nearest 100 shares.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.5 hereof.

1.4 Registration on Form S-3

(a) After its initial public offering, the Company shall use all reasonable best efforts to qualify for registration on a Registration Statement on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 1, Holders of at least ten percent (10%) of the Registrable Securities then outstanding shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), provided, however, that the Company shall not be obligated to effect any such registration (i) if the Holders propose to sell Registrable Securities on Form S-3 at an aggregate price to the public, net of all Selling Expenses of less than $1,000,000, (ii) in the circumstances described in clauses (A) and (C) of Section 1.2(a)(ii), (iii) if the Company shall furnish the certification described in Section 1.2(b) (but subject to the limitations set forth therein) or (iv) if the Company has effected two such registrations within the prior twelve month period.

(b) If a request complying with the requirements of Section 1.4(a) hereof is delivered to the Company, the Company will (i) promptly give written notice of the proposed registration to all other Holders; and (ii) as soon as practicable, and in any event within twenty (20) days after the date such request is delivered to the Company, file a Registration Statement on Form S-3 under the Securities Act covering all of the Registrable Securities that the Holders specify in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within fifteen (15) days after receipt of such written notice from the Company, and use all reasonable best efforts to cause such registration to become effective as soon as possible thereafter If the registration is for an underwritten offering, the provisions of Sections 1.2(c) and 1.2(d) (with the substitution of Section 1.4 for references to Section 1.2) hereof shall apply to such registration.

1.5 Expenses of Registration. All Registration Expenses shall be borne by the Company, including the reasonable fees of one special counsel of the Holders. All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

1.6 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its best efforts to:

(a) Keep such registration effective for a period of one hundred fifty (150) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such one hundred fifty (150) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable Commission rules, such one hundred fifty (150) day period shall be extended for up to seventy-five (75) days, if necessary, to keep the registration statement effective to enable all such Registrable Securities to be sold;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) Furnish such numbers of copies of prospectuses, including a preliminary prospectus or an amendment of or supplement to the prospectus, as required by the Securities Act, and other documents, as a Holder from time to time may reasonably request;

(d) Cause all such Registrable Securities registered pursuant hereunder to be listed on a national securities exchange and each securities exchange on which similar securities issued by the Company are then listed;

(e) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(f) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 1.2 hereof, the Company will enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(g) Register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(h) Promptly make available for inspection by the Holders of Registrable Securities covered by such registration statement, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) Notify each Holder of Registrable Securities covered by such registration statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j) After such registration statement becomes effective, notify each Holder of Registrable Securities covered by such registration statement of any request by the Commission that the Company amend or supplement such registration statement or prospectus; and

(k) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

1.7 Indemnification

(a) The Company will indemnify each Holder, each of its officers, directors and partners, members, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, as such expenses are incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section l.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) Each Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Other Stockholder, and each of their officers, directors, and partners, members and each person controlling such Holder or Other Stockholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Stockholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 1.7 exceed the net proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 1.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such action; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to 1.7(b), shall exceed the net proceeds from the offering received by such

Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

1.8 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

1.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company shall:

(a) use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements;

(b) make and keep available adequate current public information, as those terms are understood and defined in Commission Rule 144, at all times after the effective date of the registration statement filed by the Company for its initial public offering;

(c) so long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request (i) to the extent, accurate, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company; and (iii) such other information as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

1.10 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 1 may be transferred or assigned by a Holder only to a transferee or assignee that (i) is a subsidiary, parent, partner, limited partner, direct or indirect affiliate, retired partner or stockholder of such Holder, (ii) is such Holder’s family member or trust for the benefit of any such individual Holder, or (iii) after such assignment or transfer, holds not less than 100,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), provided that the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, provided further, that the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Section 1.

1.11 “Market Stand-Off” Agreement. If requested by the Company and the managing underwriter of an underwritten initial public offering by the Company of Common Stock (or other securities) of the Company, each Investor and Founder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Investor or Founder (other than those included in the registration) for such period of time as required by the managing underwriter (such period of time commencing on the date of the final prospectus relating to the Company’s initial public offering and not to exceed one hundred eighty (180) days); provided, however, that all officers and directors of the Company, and holders of at least one percent (1%) of the Company’s voting securities have agreed in writing to identical provisions. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 1.1 (b) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such period. Each Investor and Founder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 1.11. The Company agrees to use its best efforts to ensure that such agreement (i) provides for periodic early releases of portions of the securities subject thereto upon the occurrence of certain specified events, and (ii) provides that, in the event of any early release, all Investors will be released on a pro rata basis from such market stand-off agreements.

1.12 Allocation of Registration Opportunities. Except as otherwise provided in Section 1.3(b) hereof, in any circumstance in which all of the Registrable Securities and other shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of shares of any currently unissued series of preferred stock of the Company) with registration rights (the “Other Shares”) requested to be included in a registration on behalf of the Holders or other selling stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, then the number of shares of Registrable Securities and Other Shares that may be included in the offering shall be allocated, first, to the Holders of Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders), and, second, to any other selling stockholders. In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. If any Holder or other selling stockholder does not request inclusion of the maximum number of shares of Registrable Securities and Other Shares allocated to him pursuant to the above-described procedure, then the remaining portion of his allocation shall be reallocated among those requesting Holders and other selling stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registrable

Securities and Other Shares which would be held by such Holders and other selling stockholders, assuming conversion, and this procedure shall be repeated until all of the shares of Registrable Securities and Other Shares which may be included in the registration on behalf of the Holders and other selling stockholders have been so allocated.

1.13 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1, (i) after five (5) years following the closing of the first registered public offering of Common Stock of the Company, (ii) as to any Holder, such earlier time after the first registered public offering of Common Stock of the Company at which such Holder (A) can sell all shares held by it in compliance with Rule 144(b)(l) or (B) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144.

1.15 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 4.2.

Section 2

Covenants of the Company

The Company hereby covenants and agrees as follows:

2.1 Basic Financial Information, Budgets and Inspection Rights

(a) Financial Information. As soon as practicable, but in any event within ninety (90) days after the end of the fiscal year, the Company will furnish each Major Investor with annual financial statements audited by an accounting firm of national reputation, provided that, if the audited annual financial statements are not furnished to the Major Investors within sixty (60) days after the end of the fiscal year, then within sixty (60) days after the end of the fiscal year the Company will furnish each Major Investor with draft unaudited financial statements. As soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year, the Company will furnish each Major Investor with unaudited quarterly financial statements. As soon as practicable, but in any event within fourteen (14) days after the end of each month, the Company will furnish each Major Investor with unaudited monthly financial statements.

(b) Budgets. As soon as available and in any event within thirty (30) days prior the end of each fiscal year of the Company, the Company will furnish to each Major Investor a business plan and monthly operating budgets in detail for the upcoming fiscal year (collectively, the “Budget”), including capital and operating expense budgets, cash flow projections and profit and loss projections, all itemized in reasonable detail (including itemization of provisions for officers’ compensation). The Company will also furnish to each Major Investor any modification or amendment to the Budget or any portion thereof.

(c) Inspection Rights. The Company will, after receipt of reasonable notice, afford to each Major Investor reasonable access during normal business hours to the Company’s respective properties, books and records to the same extent as the Company’s Board of Directors. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Holders may exercise their rights under this Section 2.1(c) only for purposes reasonably related to their interests under this Agreement and related agreements. The rights granted pursuant to this Section 2.1(c) may not be assigned or otherwise conveyed by the Holders or by any subsequent transferee of any such rights without the prior written consent of the Company.

(d) Termination of Covenants. The covenants set forth in this Section 2.1 shall terminate and be of no further force and effect after the closing of a Qualified Public Offering.

2.2 Confidentiality. Each Investor agrees to use, and to use commercially reasonable efforts to ensure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it by the Company pursuant to this Agreement which the Company identifies in writing as being proprietary or confidential, except such information that (i) was in the public domain prior to the time it was furnished to such Investor, (ii) is or becomes (through no willful improper action or inaction by such Investor or its authorized representatives) generally available to the public, (iii) was in its possession or known by such Investor without restriction prior to receipt from the Company, (iv) was rightfully disclosed to such Investor by a third party without restriction, or (v) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, such Investor may disclose such proprietary or confidential information (i) to any former, current or prospective partner, limited partner, general partner or management company of such Investor (or any employee or representative of any of the foregoing) (each of the foregoing persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Investor or Permitted Disclosee, or (ii) if in the reasonable judgment of such Investor, such disclosure is in furtherance of the best interests of the Company. Furthermore, nothing contained herein shall prevent any Investor or Permitted Disclosee from (y) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 2.2, disclose any proprietary or confidential information of the Company in connection with such activities, or (z) making any disclosures required by law, rule, regulation or court or other governmental order.

2.3 Subsidiary Matters. The Company agrees that it shall obtain the approval of the Board of Directors of the Company (including the approval of at least one of the then serving directors nominated by the holders of the Shares) with respect to the approval of any corporate signatories authorized to sign or enter into any material agreements, material transactions, or material corporate undertakings, on behalf of any of the Company’s subsidiaries.

2.4 Stock Vesting. Unless otherwise approved by a majority of the Company’s Board of Directors (including the approval of at least two of the then serving directors nominated by the holders of the Shares), all stock options and other stock equivalents issued after the date of this Agreement to employees, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest monthly or quarterly over the remaining three (3) years.

2.5 Invention Assignment Agreement. The Company shall use its best efforts to have (i) all of its employees and officers sign the Company’s standard form of at will employment, confidential information, invention assignment and arbitration agreement and (ii) all of its consultants execute the Company’s standard form of confidential information, invention assignment and arbitration agreement, each of (i) and (ii) in a form approved by a majority of the Company’s board of directors (including the approval of at least one of the then serving directors nominated by the holders of the Shares).

2.6 Reserved.

2.7 .

2.8 Notification of Material Events. The Company shall keep each Major Investor informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of its subsidiaries, and shall reasonably cooperate with each Major Investor and their respective affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).

2.9 Maintenance of Insurance. The Company shall obtain key man insurance on each of the Founders providing for coverage of at least $1,000,000 (for each Founder) upon terms disclosed to the Major Investors on the date hereof, and the Company shall use its reasonable best efforts to cause such insurance to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.

Section 3

Right of First Refusal

3.1 Right of First Refusal to Investors. The Company hereby grants to each Major Investor the right of first refusal to purchase a pro rata share of New Securities (as defined below) (the “Right of First Refusal”) which the Company may, from time to time, propose to sell and issue. A Major Investor’s pro rata share, for purposes of this Right of First Refusal, is the ratio of the number of shares of Common Stock owned by such Major Investor immediately prior to the issuance of New Securities, assuming full conversion of the Shares, to the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities owned by all Major Investors, assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants to acquire Common Stock of the Company. Each Major Investor shall have the right of over-allotment such that if any Major Investor fails to fully exercise its right hereunder to purchase its pro rata share of New Securities, the other Major Investors may purchase the non-purchasing Major Investor’s remaining portion on a pro rata basis. The Company shall give each fully-exercising Major Investor written notice of the number of shares included in the over-allotment, and each fully-exercising Major Investor shall have five (5) business days from the date of such notice to purchase its pro-rata share of the shares in the over-allotment. This Right of First Refusal shall be subject to the following provisions:

(a) “New Securities” shall mean any shares of, or securities convertible into or exercisable for any shares of, any class of the Company’s capital stock. The term “New Securities” does not include:

(i) securities issued pursuant to the Series E Purchase Agreement;

(ii) shares of Common Stock issued or issuable upon conversion of Shares;

(iii) shares of Common Stock issued or issuable to officers, directors and employees of, or consultants to, the Company pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors of the Company, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(iv) shares of Common Stock issued or issuable as a dividend or distribution on the Shares or pursuant to any event for which adjustment is made pursuant to the Certificate of Incorporation of the Company, as amended;

(v) shares of Common Stock issued in Qualified Public Offering;

(vi) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Company (including the approval of at least two of the then serving directors nominated by the holders of the Shares);

(vii) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction approved by the Board of Directors of the Company (including the approval of at least two of the then serving directors nominated by the holders of the Shares);

(viii) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Company (including the approval of at least two of the then serving directors nominated by the holders of the Shares);

(ix) shares issued or issuable to EMC Corporation, upon the exercise or conversion of convertible securities, rights, options, warrants or otherwise; and

(x) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (ix) above.

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Major Investor written notice of its intention, describing the type, price and general terms upon which the Company proposes to issue the New Securities, Each Major Investor shall have ten (10) business days after such notice is mailed or delivered to agree to purchase such Major Investor’s pro rata share of New Securities, for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c) in the event the Major Investors fail to exercise fully the right of first refusal within the specified ten (10) business day period and after the expiration of the additional five (5) business day period for the exercise of the over-allotment, the Company shall have ninety (90) days thereafter to sell or enter into an agreement to sell the New Securities, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Major Investors. In the event the Company has not sold or entered into an agreement to sell the New Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Major Investors in the manner provided herein.

(d) The Right of First Refusal shall terminate after the closing of the Company’s initial offering of its securities to the general public.

Section 4

Miscellaneous

4.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b) “Common Stock” shall mean the common stock of the Company as defined in the Company’s current Amended and Restated Certificate of Incorporation, as amended.

(c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(d) “Holder” shall mean any Investor who holds Registrable Securities, any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.1 and Section 1.10 hereof, and, for purposes of Section 1.3 and Sections 1.5 to 1.14 hereof only, any Founder.

(e) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than fifty percent (50%) of the then outstanding Registrable Securities.

(f) “Major Investor” shall mean any Investor (together with its affiliates) who holds an aggregate of at least 5% of the Company’s then-outstanding shares of Common Stock and Preferred Stock, on an as converted to Common Stock basis; provided that EMC Corporation shall be deemed to be a Major Investor to the extent it holds any Shares.

(g) “Other Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder.

(h) “Qualified Public Offering” shall mean the closing of a firm commitment underwritten initial public offering filed under the Securities Act, covering the offer and sale of the Company’s Common Stock, provided that the Common Stock is listed on the New York Stock Exchange or the NASDAQ Global Market, the aggregate net proceeds to the Company (net of underwriter commissions and offering expenses) are not less than $20,000,000 and the per share offering price to the public is at least S10.08 (as adjusted for stock dividends, combinations, subdivisions or stock splits with respect to such shares).

(i) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, (ii) for purposes of Section 1.3, Sections 1.5 to 1.14 and Section 4.2 hereof only, shares of Common Stock held by any Founder, and (iii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the shares referenced in subsections (i) or (ii) of this paragraph; provided, however, that Registrable Securities shall not include any shares of Common Stock which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned.

(j) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(k) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and reasonable expenses of one counsel to the Selling Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses.

(I) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 1.1(b) hereof.

(m) “Securities Act” shall mean the Securities Act of 1933, as amended.

(n) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder other than the fees and expenses of one counsel to the selling Holders as provided in Section 1.5.

(o) “Shares” shall mean the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

4.2 Additional Investors Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series E Preferred Stock after the date hereof, whether pursuant to the Series E Purchase Agreement or otherwise, any purchaser of such shares of Series E Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

4.3 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company and (ii) the Investors and the Founders holding a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that any other holders of capital stock of the

Company may become parties to this Agreement with the consent of the holders of a majority of the Registrable Securities; and provided, further, that if any amendment, waiver, discharge or termination hereof operates in a manner that treats any Investor or Founder adversely and proportionally different from other Investors or Founders, the consent of a majority-in interest of such adversely affected Investors or Founders, as the case may be, shall also be required for such amendment, waiver, discharge or termination (it being understood that a class or series of stock shall be considered to be altered on a proportional basis even though such changes may be different because of the differences in the amounts of respective dividend prices, liquidation preferences or anti-dilution adjustments that arise out of differences in the original issue price vis-a-vis other classes or series of stock). Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Investor and Founder and each future holder of all such securities of such holders.

4.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) ten (10) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt (or three (3) business days in the case of an international mailing by such courier). The occurrence of the events set forth in subsections (a) through (d) above shall constitute “Delivery” of notice. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 4.3). In all notices and other communications sent to the Company, a copy shall also be sent to Arthur Schneiderman, Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, 94304.

4.5 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

4.6 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

4.7 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein;

provided that in the event of a conflict or inconsistency between the provisions of this Agreement and the provisions of the letter agreement entered into between EMC Corporation and the Company of even date herewith, the provisions of such letter agreement shall prevail.

4.8 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement., or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

4.9 Severability. Unless otherwise expressly provided herein, the rights of the Investors hereunder are several rights, not rights jointly held with any of the other Investors. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties’ intent in entering into this Agreement.

4.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

4.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

4.12 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

4.13 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Delaware.

4.14 Termination Upon Change of Control. This Agreement (excluding any then-existing obligations) shall terminate upon (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transactions, in substantially the same proportions, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; or (b) a sale, lease or other conveyance of all substantially all of the assets of the Company.

4.15 Waiver of Preemptive Rights. Each Investor that is also a party to the Prior Agreement hereby waives all preemptive rights, rights of first offer, overallotment and other similar rights and limitations with respect to the authorization and issuance of the Series E Preferred Stock, whether such rights are set forth in the amended and restated certificate of incorporation or bylaws of the Company, the Prior Agreement or in any other agreements.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written,

VARONIS SYSTEMS, INC.
a Delaware corporation

By:	/s/ Yaki Faitelson
Yaki Faitelson President and Chief Executive Officer

Address:
8 Hanagar Street
P.O.B. 7163
Hid-hashron 45241. Israel

“FOUNDERS”

By:	/s/ Yaki Faitelson
Yaki Faitelson

By:	/s/ Ohad Korkus
Ohad Korkus

“INVESTOR”

(Print Name of Investor)

By:
Name:
Title:

(Signature Page to Third Amended and Restated Investors’ Rights Agreement of Varonis Systems, Inc.)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

“INVESTORS”

PITANGO VENTURE CAPITAL FUND IV L.P.

By:

Name:	Pitango Venture Capital Principals Fund IV L.P.

Title:

PITANGO VENTURE CAPITAL PRINCIPALS FUND IV L.P.

By:

Name:	Pitango Venture Capital Principals Fund IV L.P.

Title:

(Signature Page to Third Amended and Restated Investors’ Rights Agreement of Varonis Systems, Inc.)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

“INVESTORS”

ACCEL EUROPE L.P.

By:	Accel Europe Associates L.P. Its General Partner

By:	Accel Europe Associates L.L.C. Its General Partner

By:	/s/ Accel Europe L.P.
Attorney in Fact

ACCEL EUROPE INVESTORS 2004 L.P.

By:	Accel Europe Associates L.L.C. Its General Partner

By:	/s/ Accel Europe Associates
Attorney in Fact

Address:	c/o Accel Europe Associates Kevin Comolli Sally Roberts 16 St. James Street London SW1A 1ER United Kingdom

(Signature Page to Third Amended and Restated Investors’ Rights Agreement of Varonis Systems, Inc.)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

EVERGREEN IV, L.P.

By:	Evergreen IV GP, L.P., Its General Partner

By:	Evergreen E.P.F IV Ltd., Its General Partner

	By:	/s/ Evergreen IV, L.P.
Name:
Title:

Address:		96 Rothschild Blvd. Tel Aviv Israel Fax: +972-3-710-8210 Email: nlevy@evergreen.co.il Attn: Noam Levy

With a copy to (which shall not constitute notice):

Goldfarb, Levy Eran & Co. 2 Weizman Street Tel Aviv 64239 Israel Fax: +972-3-608-9808 Email: ashok.chandrasekhar@goldfarb.com Attn: Ashok J. Chandrasekhar, Adv.

(Signature Page to Third Amended and Restated Investors’ Rights Agreement of Varonis Systems, Inc.)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

EMC CORPORATION

By:	/s/ C. Matthew Olton

	Name:	C. Matthew Olton
	Title:	Vice President, Corporate Development

Address:	176 South Street. Hopkinton, MA 01748 Fax: +972-3-710-8210 Email: Olton_Matt@emc.com Attn: Vice President, Corporate Development

(Signature Page to Third Amended and Restated Investors’ Rights Agreement of Varonis Systems, Inc.)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

WS INVESTMENT COMPANY, LLC (2004A)

By:	/s/ WS INVESTMENT COMPANY, LLC (2004A)
Name:
Title:

WS INVESTMENT COMPANY, LLC (2006A)

By:	/s/ WS INVESTMENT COMPANY, LLC (2006A)
Name:
Title:

(Signature Page to Third Amended and Restated Investors’ Rights Agreement of Varonis Systems, Inc.)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

ARTHUR F. SCHNEIDERMAN, TRUSTEE OF THE ARTHUR F. SCHNEIDERMAN TRUST UDT DATED OCTOBER 31, 2000

By:	/s/ ARTHUR F. SCHNEIDERMAN, TRUSTEE OF THE ARTHUR F. SCHNEIDERMAN TRUST UDT DATED OCTOBER 31, 2000
	Name:	Arthur F. Schneiderman
	Title:	Trustee

(Signature Page to Third Amended and Restated Investors’ Rights Agreement of Varonis Systems, Inc.)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

Gerald G. Lopatin and MJ Lopatin, as Trustees of the Lopatin Family Trust, Under Agreement dated 7/26/97

By:	/s/ Gerald Lopatin

Name:	Gerald Lopatin
Title:	Trustee

By:	/s/ MJ Lopatin

Name:	MJ Lopatin
Title:	Trustee

James K. Lau and Katherine S. Lau, Trustees of KNSK Trust UDT Dated 9/18/2000

By:	/s/ James K. Lau

Name:	James K. Lau
Title:	Trustee

(Signature Page to Third Amended and Restated Investors’ Rights Agreement of Varonis Systems, Inc.)

EXHIBIT A

INVESTORS

Pitango Venture Capital Fund IV L.P.

Pitango Venture Capital Principals Fund IV L.P.

Accel Europe L.P.

Accel Europe Investors 2004 L.P.

Evergreen IV, L.P

EMC Corporation

WS Investment Company, LLC (2004A)

WS Investment Company, LLC (2006A)

Arthur F. Schneiderman, Trustee of the Arthur F. Schneiderman Trust UDT Dated October 31, 2000

Gerald G. Lopatin and MJ Lopatin, as Trustees of the Lopatin Family Trust, Under Agreement dated 7/26/97

James K. Lau and Katherine S. Lau, Trustees of KNSK Trust UDT Dated 9/18/2000

EXHIBIT B

FOUNDERS

Yaki Faitelson

Ohad Korkus